GIANT
INDUSTRIES, INC.

23733 NORTH
SCOTTSDALE ROAD
SCOTTSDALE
ARIZONA 85255

PHONE
480-585-8888
INTERNET
WWW.GIANT.COM

May 31, 2007

Mr. James L. Kincaid, Jr.
Resolute Natural Resources Company
320 South Boston, Avenue, Suite 2400
Tulsa, OK 74103

Via Facsimile: 918-585-1067

RE: Crude Oil Purchase and Sale Agreement
Giant Contract Number 4206-RMS-P, Amendment #3

Dear Mr. Kincaid:

This letter confirms our mutual agreement to amend cancellation provisions of the referenced agreement between Giant Refining Company, a Division of Giant Industries Arizona, Inc. (herein referred to as "Giant") and Resolute Natural Resources Company. Amended provisions are displayed in boldfaced type.

TERM: **June 1, 2007 through November 30, 2007 and continuing month to month thereafter until the first of the month following receipt of one hundred-eighty (180) days advance written notice of cancellation by either party.**

QUANTITY: Equal to all of Resolute Natural Resources Company's production from leases listed on the attached Exhibit A.

QUALITY: Four Corners Sweet Crude Oil

PRICE: Based on the monthly weighted average of the New York Mercantile Exchange ("NYMEX") settling price for light, sweet, crude oil for the prompt (ie: nearest future) delivery month being traded each NYMEX business day during the calendar month of delivery, excluding weekends and U. S. holidays at a deemed 40.0 degrees API gravity, less a deduction of $2.20 per barrel. Price to be based on equal daily quantities.

DELIVERY: From Resolute Natural Resources Company's lease tankage into Navajo Nation Oil & Gas Company, Inc.'s Running Horse Pipeline.

PAYMENT: Giant will remit 100% of the proceeds to Resolute Natural Resources Company via wire transfer on or before the 20th of each month following the month of delivery. Resolute Natural Resources Company shall be responsible for subsequent distribution to all interest owners and payment of all taxes.

OTHER: Giant's General Provisions effective January 1, 2001 are attached and made part of this agreement.

CONFIDENTIALITY: The provisions of this Agreement shall be treated by both parties as strictly confidential and will not be disclosed by either party to any person, entity or corporation without the prior written consent of the other party unless required by law.

This agreement will be binding on the successors and assigns of the respective parties.

If the terms and conditions listed above meet with your understanding, please return one signed duplicate for our files.

Sincerely,

Mark Mexal
Vice President
Raw Material Supply

Accepted and Agreed to

Dated May 31, 2007

RESOLUTE NATURAL RESOURCES COMPANY

By ______________________

/ms
Attachment

GIANT INDUSTRIES ARIZONA, INC.
AND DIVISIONS AND AFFILIATED COMPANIES
GENERAL PROVISIONS
1/1/2001

INSPECTION, MEASUREMENT AND TESTS

The volume and quality of crude oil, condensate and distillate (hereinafter collectively referred to as "crude oil") delivered hereunder shall be measured according to the current versions of the applicable API/ASTM Standards.

Procedures for measuring and testing, except for deliveries through positive displacement type liquid meters, shall be according to the latest ASTM published methods then in effect. Procedures for such metered type deliveries shall be according to latest ASME-API published methods then in effect.

The volume shall be determined on the basis of net (dry) oil at 60°F in accordance with the Standards in the latest American edition of ASTM-IP. The crude oil delivered hereunder shall be merchantable and acceptable to the carriers involved but not to exceed one percent by volume (1%v) BS&W. Full deduction from the gross volume at 60°F shall be made for all suspended BS&W and for all free water and sediment.

Each party shall have the right to have a representative present to witness all gauges, tests and measurements. Either party shall have the right to inspect/sample prospective receipts or shipments prior to their offloading into tankage which subsequently delivers into facilities for the Buyer's account. However, in the absence of either party's representative, the gauges, tests and measurements of the other party or carrier shall be deemed to be correct.

If required by mutual agreement, the measurements and tests required to determine the volume of receipts or shipments shall be made by an independent petroleum inspector. Such inspector shall be appointed jointly and the cost of his services shall be shared equally by the two parties hereto. When an independent inspector is used, his determinations of quantity and quality shall be conclusive and binding on both parties.

BARREL

The term "barrel" as used herein shall mean a barrel of forty-two (42) United States standard gallons at 60°F and atmospheric pressure after the amount of impurities (free water and sediment and suspended BS&W) has been deducted.

WARRANTY AND COVENANTS

Seller warrants title to the crude oil delivered by it hereunder, and covenants that said crude oil, when delivered, shall be free from all charges arising prior to delivery hereunder, including federal, state, Indian and local taxes, liens, claims, fees, encumbrances, and other charges, and the claims, liens or encumbrances of third parties, and that all royalties and taxes due on the production thereof have been paid or will be paid when due. With regard to crude oil obtained from a third party, by purchase, exchange or otherwise, and delivered hereunder, Seller agrees to obtain the same warranty and covenants

from said third party and to transfer to Buyer the rights with respect to such warranty and covenants which it has received from said third party. Seller further warrants that said crude oil has been produced, handled and transported to the delivery point in accordance with all applicable laws, rules and regulations of all local, state, Indian and federal authorities.

All crude oil sold and delivered hereunder shall be virgin material of marketable quality. The crude oil sold hereunder shall not include refined products, or substances or chemicals not normally associated with virgin crude oil. Seller warrants that the crude oil delivered to Buyer shall be of said marketable quality and fit for normal refinery processing. Seller authorizes Buyer to reduce proportionately the price paid for all crude oil sold and delivered hereunder by any treating charge incurred or by any treating costs that may be necessary to make the crude oil marketable.

WITHHOLDING

Seller hereby authorizes Buyer, except as Seller may otherwise lawfully direct in writing, to calculate and withhold from the proceeds of the crude oil purchased hereunder the amount of any severance, production, occupation, windfall profits tax or any other tax levied by, or royalty owed to, any governmental authority, including any Indian tribe, that Buyer is required to withhold by statute, regulation, ordinance or other requirement of law in connection with said crude oil or the proceeds attributable thereto. Seller agrees to fully cooperate with Buyer in connection with Buyer's calculation and withholding of any such tax or royalty and shall immediately bring to Buyer's attention any errors or other mistakes made by Buyer in connection with said calculation and withholding. Seller further agrees to indemnify and hold Buyer harmless from and against any and all losses, costs, expenses (including reasonable attorneys' fees, costs and expenses), penalties, interest and liabilities of any kind arising out of or relating to Buyer's calculation, withholding or failure to withhold any such tax or royalty in connection with any crude oil sold or to be sold to Buyer by Seller under this or any other agreement.

FORCE MAJEURE

Neither party shall be liable for failure to perform or for delay in performing any provision or provisions of this contract/agreement, other than that providing for payment for crude oil sold and delivered hereunder, if such failure or delay shall be caused by or result from an act of God, force majeure, fires, floods, strikes, differences with workmen, accidents, the direct or indirect consequences of war (declared or undeclared), hostilities, national emergency, failure of transportation facilities, or other cause or causes, whether similar or dissimilar, without enumeration, beyond the reasonable control of such party, including but not limited to acts or orders of the United States, of a foreign nation, of any Indian tribe, or of any state of the United States, or commissions, boards, agencies, or any other instrumentalities of any such governments. Either party hereto shall give the other notice, as soon as reasonably practicable, of the occurrence, or anticipated occurrence, of any circumstance that would constitute a force majeure event, and it shall exercise all reasonable efforts to mitigate or eliminate such circumstance.

TITLE AND RISK OF LOSS

Title to and risk of loss of said crude oil shall pass to Buyer at the point of delivery/time of transfer and shall be based on run tickets, and/or allocation statements, and/or transfer listing by Shipper statements issued by the carriers involved evidencing such delivery/transfer.

IMBALANCE

If the agreement to which these General Provisions apply is an exchange, buy-sell, or a matching purchase and sale arrangement and if the party which is first in time to perform delivers the crude oil as specified by the agreement, the second party shall be obligated to return the volume of crude oil specified by said agreement. If any reason, including Force Majeure, should intervene to obstruct return delivery on the agreed date, the parties will agree upon the type, grade, and place of such substitute delivery, and at price differentials, if any, to be made at the earliest reasonable date.

WAIVER CLAUSE

No waiver by either party of any breach by the other party of any of the covenants or conditions herein contained shall be construed as a waiver of any succeeding breach of the same or of any other covenant or conditions thereof.

PAYMENT

Unless otherwise stated in the applicable crude oil purchase/sales agreement, the following payment provisions shall apply:

a. After the close of the calendar month during which deliveries are made, both parties shall invoice the other for any charges due, and payment shall be made on the twentieth day of the month after the month of purchase and sale.

   Any crude oil received by Buyer whose volumes exceed Buyer's specifications for bottoms, sediment and water ("BS&W"), will result in treatment charges or costs (collectively, "Service Fees") to the Seller. At Buyer's discretion, such Service Fees may be set-off against any payments due Seller from Buyer or may be invoiced separately by Buyer to Seller.

b. For pricing provisions referencing a daily posted price, the price shall be based on ticket date for all trucked, and pipeline hand run leases, and for pipeline metered volumes, the price shall be based on equal daily quantities for the time each meter ticket is open. Price will be adjusted by applicable deductions for gravity.

   For pricing provisions referencing a monthly weighted average posted price, the price for each barrel of crude oil will be calculated by using the average posted price for the month of delivery. All crude oil for the month will be considered to have been delivered in equal daily quantities. Price will be adjusted by applicable deductions for gravity.

c. For the purpose of establishing a date in which debt is incurred in all pipeline transactions, the parties agree that all pipeline deliveries hereunder during a calendar month are deemed to be made on the last day of that month, regardless of documentation to the contrary.

d. In the event a payment due date falls on a Saturday or a bank/Federal holiday, other than a Monday, payment shall be due on the last preceding business day. Should the payment due date fall on a Sunday or a Monday bank/Federal holiday, payment shall be due on the following business day.

e. At buyers discretion, Service Fees associated with crude oil receipts, if any, will be invoiced during the month after the month of delivery. All payments for Service Fees will be due within 10 days of the date of the invoice.

ASSIGNMENT

Neither party shall assign this agreement or any rights hereunder without the express written consent of the other party.

RULES AND REGULATIONS

The terms, conditions, work and other activities undertaken pursuant to this agreement shall be subject to all applicable federal, state and local laws, rules, orders and regulations (collectively, "laws") including, without limitation, those dealing with government contracts. If at any time a provision of this agreement violates a law, that provision shall be void and the remainder of this agreement shall continue in full force and effect. Unless exempted, the parties agree to comply with all applicable provisions of the following Executive Orders, as they may be amended from time to time: 11246 (Equal Employment Opportunity); 11625 (Minority and Small Business Enterprises); 11701 (Employment and Affirmative Action for Veterans); 11738 (Environmental Protection); and 11758 (Employment of Handicapped Persons). Upon request, Seller agrees to furnish Buyer, as a U.S. government contractor/subcontractor, a certificate of compliance with any and all such Executive Orders in such form as Buyer may reasonably require.

NET-OUT PROVISIONS

Buyer has the right to net-out Service Fees against any payments due Seller for crude oil delivered hereunder. In the alternative, Buyer may elect to invoice Seller separately for such Service Fees. Invoices for Service Fees are due within 10 days of the date of the invoice. If Seller fails to pay any such invoice, Seller will reimburse Buyer on demand for all costs, expenses and damages incurred by Buyer because of Seller's failure to pay for Service Fees including any collection agency and/or attorneys' fees or expenses.

APPLICABLE LAW

The laws of the State of New Mexico shall govern and control this agreement.

NOTICE

Cancellation notice hereunder, if required, shall be in writing from either party hereto to the other party with such notice addressed to you as above and to Giant Industries Arizona, Inc., 23733 North Scottsdale Road, Scottsdale, Arizona 85255, Attention: Raw Materials Supply Department.

GENERAL

Any matters not specifically covered herein, arising in connection with this contract, shall be handled in accordance with the custom and practice in the industry.